EXHIBIT 10.3

2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
OF HONEYWELL INTERNATIONAL INC.

RESTRICTED UNIT AGREEMENT

RESTRICTED UNIT AGREEMENT made in Charlotte, North Carolina, as of [GRANT DATE] (“Grant Date”), between Honeywell International Inc. (the “Company”) and [DIRECTOR NAME] (“Director”).

1.Grant of Award. The Company has granted you [NUMBER] Restricted Units, subject to the provisions of this Agreement and the 2016 Stock Plan For Non-Employee Directors of Honeywell International Inc. (the “Plan”). The Company will hold the Restricted Units and Additional Restricted Units (as defined in Section 2) in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

The Restricted Stock Unit Plan Details for this grant can be found on the Morgan Stanley StockPlan Connect website at www.stockplanconnect.com. The Company reserves the right to change or correct any information contained on the Morgan Stanley StockPlan Connect website to reflect the terms of the grant actually made by the Company on the Grant Date or the Plan.

2.Dividend Equivalents. Except as otherwise determined by the Corporate Governance and Responsibility Committee (the “Committee”), in its sole discretion, you will earn Dividend Equivalents in an amount equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each unvested Restricted Unit or Additional Restricted Unit (as defined below) credited to your bookkeeping account on a dividend payment date. In the case of cash dividends, the Company shall credit to your bookkeeping account, on each dividend payment date, an additional number of Restricted Units (“Additional Restricted Units”) equal to (a) divided by (b), where (a) equals the total number of unvested Restricted Units and Additional Restricted Units, if any, subject to this Agreement on such date multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, and (b) equals the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to you, on each dividend payment date, Additional Restricted Units equal to the total number of unvested Restricted Units and Additional Restricted Units subject to this Agreement on such date multiplied by the Share dividend paid per Share of Common Stock on such date. Additional Restricted Units are subject to the same restrictions, including but not limited to vesting, transferability and payment restrictions, that apply to the Restricted Units to which they relate.

3.Payment Amount. Each Restricted Unit and Additional Restricted Unit represents one (1) Share of Common Stock.

4.Vesting. Except in the event of the termination of your directorship due to death or Disability, the occurrence of a Change in Control, or your voluntary termination on or after ten years as a Board member in good standing (as determined in the sole and absolute discretion of the Committee), the Restricted Units and Additional Restricted Units will vest as follows: [VESTING PROVISIONS CONSISTENT WITH THE PLAN].

5.Form and Timing of Payment. Vested Restricted Units will be redeemed solely for Shares. Except as otherwise determined by the Committee, in its sole discretion, vested Additional Restricted Units will be redeemed solely for Shares. [Subject to a deferral election made pursuant to Section 11,] payment of vested Restricted Units and Additional Restricted Units will be made as soon as practicable following the applicable vesting date but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the vesting date occurs. As determined by the Company in its sole discretion prior to the vesting date, any fractional Shares may be paid in cash or rounded up or down to the nearest whole Share.

6.Termination of Directorship. If you voluntarily terminate from director service on or after ten years as a Board member in good standing (as determined in the sole and absolute discretion of the Committee), the Vested Restricted Units and Additional Restricted Units under this Agreement will vest as of your termination date. If you terminate from director service for any reason other your death, Disability, or voluntarily on or after ten years as a Board member in good standing (as determined in the sole and absolute discretion of the Committee), any Restricted Units and Additional Restricted Units that have not vested as of the date of the termination of your directorship will immediately be forfeited, and your rights with respect to these Restricted Units and Additional Restricted Units will end.

7.Death or Disability. If you cease to be a director of the Company because of your death or Disability, any vesting restrictions on Restricted Units and Additional Restricted Units will lapse, and payment will be made in accordance with Section 5. If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate.

8.Change in Control. In the event of a Change in Control, Restricted Units and Additional Restricted Units that have not vested or terminated as of the date of Change in Control will immediately vest.

9.Withholdings. The Company shall have the power and the right to deduct or withhold, or require you to remit, prior to any issuance or delivery of Shares on Restricted Units or Additional Restricted Units, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company.

10.Transfer of Award. You may not transfer the Restricted Units, Additional Restricted Units or any interest in such Units except by will or the laws of descent and distribution or except as otherwise permitted by Section 11 of the Plan. Any other attempt to dispose of your interest will be null and void.

11.[FOLLOWING INCLUDED AT COMPANY’S DISCRETION: Deferral of Payment. If you would like to defer payment on the Restricted Units and related Additional Restricted Units, you may do so in writing on the deferral form provided with this grant setting forth your desired payment schedule. The deferral will not be permitted if, within the determination of the Company, such deferral would result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. If the deferral is not permitted, then payment will be made as provided in Section 5. All Additional Restricted Units will be subject to the same deferral restrictions as the Restricted Units to which they relate. Except as otherwise determined by the Company, Dividend Equivalents credited on deferred Restricted Units and deferred Additional Restricted Units will be paid in cash as soon as practicable following the date such Dividend Equivalents are credited but in no event later than 2-1/2 months following the end of the year in which the Dividend Equivalents vest.]

12.Restrictions on Payment of Shares. Payment of Shares for your Restricted Units and Additional Restricted Units is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares underlying the Restricted Units and Additional Restricted Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

13.Adjustments. Any adjustments to the Restricted Units and Additional Restricted Units will be governed by Section 9 of the Plan.

14.Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Units or Additional Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

15.Plan Terms Govern. The vesting and redemption of Restricted Units or Additional Restricted Units, the disposition of any Shares received for Restricted Units or Additional Restricted Units, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

16.Personal Data.
a.By entering into this Agreement, and as a condition of the grant of the Restricted Units, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

b.You understand that the Company holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held, details of all restricted units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.You further understand that part or all of your Data may be also held by the Company’s Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of restricted units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

d.You further understand that the Company and its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

17.Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.The Company is granting your Restricted Units and Additional Restricted Units, and this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.The Company may administer the Plan from outside your country of residence and United States law will govern all Restricted Units and Additional Restricted Units granted under the Plan.

c.Benefits and rights provided under the Plan do not constitute regular or periodic payments.

18.Limitations. Payment of your Restricted Units and Additional Restricted Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a shareowner of the Company pursuant to the Restricted Units or Additional Restricted Units until Shares are actually delivered to you.

19.Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Units and the Additional Restricted Units.

20.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

21.Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

22.Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

23.Acknowledgements and Acceptance. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units, and that any prior agreements, commitments or negotiations concerning the Restricted Units are replaced and superseded.

To retain this Award, you must accept it on the Morgan Stanley StockPlan Connect website.

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Director Name